Exhibit 10.1

FORM OF PERFORMANCE-VESTED RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE
ALLEGHENY TECHNOLOGIES INCORPORATED 2017 INCENTIVE PLAN

This Performance-Vested Restricted Stock Unit Agreement (“Agreement”) is made as of the 20th day of February, 2018 (the “Grant Date”) by and between ALLEGHENY TECHNOLOGIES INCORPORATED, a Delaware company (the “Company”), and «First_Name» «Middle_Initial» «Last_Name» (the “Participant”).
WHEREAS, the Company sponsors and maintains the Allegheny Technologies Incorporated 2017 Incentive Plan (the “Incentive Plan”);
WHEREAS, the Company desires to encourage the Participant to remain an employee of the Company and, during such employment, to contribute substantially to the financial performance of the Company;
WHEREAS, to provide that incentive, the Company awarded the Participant the number of performance-vested restricted stock units (singular “PSU” and plural “PSUs”) shown below, related to the common stock of the Company, $0.10 par value per share (“Common Stock”), subject to the terms and conditions of this Agreement, including restrictive covenants, set forth herein;
WHEREAS, the PSUs are subject to the Company’s attainment of the performance requirements set forth in Section 3 of this Agreement (the “Performance Goals”) and the Participant’s ongoing employment by the Company until the end of the Performance Period, except as otherwise provided herein;
WHEREAS, the Company and the Participant desire to evidence the award of the PSUs and the terms and conditions applicable thereto in this Agreement; and
WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Incentive Plan.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, including the Restrictive Covenants set forth in Section 11 of this Agreement, and intending to be legally bound, the Company and the Participant agree as follows:
1.Grant of PSUs. The Company hereby grants to the Participant a target amount of «Actual_PSU_Shares_Awarded» PSUs (subject to adjustment as provided in Section 3(d) of the Incentive Plan) as of the Grant Date. The target amount of PSUs represents the right to receive an equivalent number of Shares upon the achievement of the Performance Goals referenced in Section 3 below at the target level of achievement set forth herein, subject to the terms and conditions set forth in this Agreement and the Incentive Plan. The actual number of Shares in respect of the PSUs that become earned and vested shall be determined based on the level of achievement of the Performance Goals, as determined by the Committee in accordance with Section 3 below (or Section 7(a), upon a Change in Control).

2.Performance Period. The Performance Period for the PSUs shall be the period commencing on January 1, 2018 and ending on December 31, 2020.

3.     Performance Goals and Payment of PSUs.

(a)The PSUs may be earned based on the achievement of the Performance Goals measured over the Performance Period as described below (except as otherwise provided in Section 7(a) below upon a Change in Control) and subject to the Participant’s continuous employment with the Company through the conclusion of the Performance Period, except as otherwise provided in Section 4 of this Agreement.

(b)    Fifty percent (50%) of the target amount of PSUs (the “Earnings Portion”) shall be eligible to become earned and vested based on the Company’s achievement of aggregate Earnings during the Performance Period. For purposes of this Agreement, “Earnings” means aggregate Net Income (from continuing operations) attributable to the Company. The Committee has established Threshold, Target and Maximum levels of achievement for the Earnings Portion of the target PSU award, as set forth below, and the Earnings Portion shall become earned and vested in accordance with the following schedule:

Earnings	Achievement Level	Award Payout
Less than $328 million	Below Threshold	0%
$328 million	Threshold	50%
$655 million	Target	100%
$983 million or greater	Maximum	200%

(c)     The remaining fifty percent (50%) of the target amount of PSUs (the “ROIC Portion”) shall be eligible to become earned and vested based on the Company’s achievement of aggregate Return on Invested Capital or “ROIC” during the Performance Period. For purposes of this Agreement, “Return on Invested Capital” means the three-year average of annual net operating profit after taxes divided by average annual invested capital during the Performance Period. The Committee has established Threshold, Target and Maximum levels of achievement for the ROIC Portion of the target PSU award, as set forth below, and the ROIC Portion shall become earned and vested in accordance with the following schedule:

ROIC	Achievement Level	Award Payout
Less than 4.59%	Below Threshold	0%
4.59%	Threshold	50%
8.81%	Target	100%
12.72% or greater	Maximum	200%

(d)    If achievement with respect to either the Earnings Performance Goal or the ROIC Performance Goal occurs at a level between the Threshold and Target levels of achievement, or between the Target and Maximum levels of achievement, then the percentage of the Earnings Portion or the ROIC Portion, respectively, that becomes earned and vested shall be interpolated between the percentages set forth in the tables above on a straight-line basis.

(e)    [In addition to the foregoing, the number of PSUs that become earned and vested under this Agreement based on the level of achievement of the Performance Goals shall be increased or decreased by the percentage (not to exceed twenty percent (20%) of the target number of PSUs initially awarded) determined in accordance with the schedule below based on the Company’s Total Shareholder Return (“TSR”) during the Performance Period (determined as set forth on Appendix A hereto), as compared to that of the TSR Peer Group set forth on Appendix A hereto and calculated in accordance with the methodology set forth on Appendix A hereto (the “TSR Modifier”).

Percentile Performance    Modifier

Less than 25%             -20%
25th but less than 40th         -10%
40th but less than 60th         0
60th but less than 75th         +10%
75th or more             +20%

No increase under this Section 3(e) shall cause the maximum number of PSUs which become vested to exceed 200% of the initial target award. In other words, the increase due to the TSR Modifier shall not cause a number of PSUs in excess of the number that may be earned for the Maximum achievement level established by the Committee to be earned.]1
(f)    As soon as administratively practicable following the end of the Performance Period, the Committee shall determine the amount of Earnings and Return on Invested Capital achieved by the Company during the Performance Period [and the Company’s relative TSR for the Performance Period]1 and the resulting extent to which the PSUs have been earned during the Performance Period.

4.     Termination of Service. Except as otherwise provided in this Section 4, if, prior to the end of the Performance Period, the Participant experiences a Termination of Service, whether initiated by either party and for any reason, all rights of the Participant to the PSUs shall terminate immediately and be forfeited in their entirety without compensation to the Participant, and the forfeited PSUs shall be canceled.

(a)    Termination of Service Due to Death, Disability or Retirement Prior to a Change in Control. If, during the Performance Period and prior to a Change in Control, the Participant experiences a Termination of Service due to the Participant’s death, Disability or Retirement (as such terms are defined on Appendix B), then the PSUs shall remain outstanding and shall be eligible to vest and become payable on a pro rata basis, when, if and to the extent, the Performance Goals with respect to the Performance Period are achieved, as determined by the Committee in accordance with Section 3(f) of this Agreement, so long as the Participant does not breach any of the restrictive covenants set forth herein (it being understood that, in the event of any such breach prior to the end of the Performance Period, the PSUs shall be immediately forfeited). The number of vested PSUs shall equal the product of (i) the numbers of Shares underlying the PSUs that would be earned based on the level of achievement of the Performance Goals as determined by the Committee (without regard to the continued service requirement), and (ii) a fraction, the numerator of which is the number of months the Participant was employed by the Company during the Performance Period (including any month during which the Participant remained employed by the Company for at least fifteen (15) days) and the denominator of which is the total number of months in the Performance Period (the “Proration Fraction”).

1 Applicable to certain senior leadership award recipients.

(b)Certain Terminations Following a Change in Control.

(i)During the Two-Year Period Following a Change in Control. If, during the two (2)-year period immediately following a Change in Control, a Participant incurs a Termination of Service due to (i) the Participant’s death, Disability or Retirement, or (ii) a termination by the Company without Cause, any Replacement Award (as defined in Section 7 below) granted in respect of the PSUs shall vest in full immediately upon the date of Termination of Service.

(ii)Following the Second Anniversary of a Change in Control. If, following the second anniversary of a Change in Control, a Participant incurs a Termination of Service due to the Participant’s death, Disability or Retirement, any Replacement Award granted in respect of the PSUs shall remain outstanding and shall vest and become payable on a pro rata basis on December 31, 2020, so long as the Participant does not breach any of the restrictive covenants set forth herein. The number of Replacement Awards that shall vest shall equal the product of (i) the number of Shares underlying the Replacement Award and (ii) the Proration Fraction.

5.     Settlement of the Earned and Vested PSUs.

(a)General. As soon as reasonably practicable (and in no event later than thirty (30) days) following the Committee’s determinations pursuant to Section 3(f) above, the earned portion of the PSUs shall be settled by the issuance of Shares, except that (i) if the Participant incurs a Termination of Service during the two (2)-year period following a Section 409A CIC, the vested PSUs (including any Replacement Award) shall be settled by the issuance of Shares as soon as reasonably practicable (and in no event later than thirty (30) days) following such Termination of Service, and (ii) if a Replacement Award is provided in connection with a Change in Control and is not previously settled as provided in clause (i), the Replacement Award shall be settled as soon as reasonably practicable (and in no event later than thirty (30) days) following December 31, 2020. Nothing herein shall preclude the Company from settling the PSUs upon a Section 409A CIC, if they are not replaced by a Replacement Award, to the extent such settlement is effectuated in accordance with Treas. Regs. § 1.409A-3(j)(ix).

(b)Method of Delivery. In settlement of the vested PSUs, the Company shall deliver, or cause to be delivered to the Participant, Shares in the form of a certificate or proof of ownership in an aggregate amount equal to the number of Shares deliverable to the Participant in respect of the PSUs vesting on such date, unless the Company is using book-entry, in which case, the Company shall credit such Shares to the Participant’s account. In any case, such Shares shall not be subject to transfer restrictions and shall not bear any legend or electronic notation limiting transferability. Upon payment or crediting of such Shares, the vested PSUs shall be deemed fully settled and the Participant shall have no further rights in respect of such PSUs. No fractional Share shall be issued and any fractional vested PSU shall be rounded down to the nearest whole number, other than following a Change in Control, in which case the rules applicable to fractional Shares under the transaction agreement shall govern.

6.     Rights as a Stockholder. Until the issuance of the Shares subject to the PSUs (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a holder of Common Stock shall exist with respect to the PSUs.

7.     Change in Control.

(a)     Determination of the Performance Goals. If a Change in Control occurs prior to the completion of the Performance Period, the Performance Goals shall be deemed achieved, as of immediately prior to the date of the Change in Control, at the greater of (i) target level and (ii) the level of achievement of the Performance Goals, as determined by the Committee prior to the Change in Control (including with respect to the TSR Modifier), based on performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the Performance Period).
(b)    Vesting. If a Change in Control occurs prior to the completion of the Performance Period, the PSUs (if and to the extent not previously forfeited) that are earned at the level set forth in Section 7(a) above shall vest effective as of such Change in Control, except to the extent that another award meeting the requirements of Section 11(c) of the Incentive Plan (as determined by the Committee as of immediately prior to the Change in Control, in its sole discretion) is provided to the Participant to replace the PSUs (any award meeting the requirements of Section 11(c) of the Incentive Plan, a “Replacement Award”). Notwithstanding the foregoing provisions of this Section 7(b), if the Participant has incurred a Termination of Service prior to the Change in Control that provides for the vesting of the PSUs on a prorated basis, the proration shall apply to the PSUs that are determined to be earned under Section 7(a) above and, such earned PSUs shall either vest upon the Change in Control or become subject to the Replacement Award, as applicable. If Replacement Awards are provided, from and after the Change in Control, references herein to the PSUs shall refer to the Replacement Awards, unless the context clearly indicates otherwise.

8.     Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant or subject to any applicable tax for federal income tax purposes with respect to any PSUs, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state and local income and employment taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The Participant may direct the Company to deduct any such taxes from any payment otherwise due to the Participant, including the delivery of Shares that gives rise to the withholding requirement. The Company’s obligation to deliver the Shares underlying the PSUs (or to make a book-entry or other electronic notation indicating ownership of the Shares) is subject to the condition precedent that the Participant either pay or provide for the amount of any such withholding.

9.     No Right to Continued Employment; Effect on Benefit Plans. This Agreement shall not confer upon the Participant any right with respect to continuance of his or her employment or other relationship, nor shall it interfere in any way with the right of the Company, or any of its direct or indirect subsidiaries, to terminate his or her employment or other relationship, at any time. Income realized by the Participant pursuant to this Agreement shall not be included in the Participant’s earnings for the purpose of any benefit plan in which the Participant may be enrolled or for which the Participant may become eligible, unless otherwise specifically provided for in such plan.

10.     Participant Representations. In connection with the grant of the PSUs, the Participant represents the following:

(a)    The Participant has, if and to the extent deemed necessary or advisable in the judgment of the Participant, reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this Agreement and the transactions contemplated hereby.

(b)    The Participant is relying solely on such advisors, if any, and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this Agreement and the transactions contemplated hereby.

(c)The Participant has received, read and understood this Agreement and the Incentive Plan and agrees to abide by and be bound by their respective terms and conditions.

11.     Restrictive Covenants.

(a)     Non-Competition. For a period of one (1) year after the Participant’s Termination of Service with the Company for any reason, the Participant shall not, directly or indirectly, serve as an owner, principal, partner, employee, consultant, officer, director or agent of an entity, including a sole proprietorship, that engages or is planning to engage in any business in which the Company is engaged in any market in which the Company is engaged at the time of the Participant’s Termination of Service, including, without limitation, the production and delivery of materials and products for the aerospace and defense, oil and gas/chemical and hydrocarbon processing industries, and electrical energy, medical, automotive, food equipment and appliance, and construction and mining markets (each such entity in such industry or market is referred to as a “Competing Business”). The Participant shall not be deemed to be in violation of this covenant solely by virtue of his or her ownership of not more than 2% of any company the stock of which is traded on a recognized securities exchange. References in this Section 11 to the “Company” shall include its Subsidiaries and Affiliates.

(b)     Non-Solicitation of Customers. For a period of one (1) year after the Participant’s Termination of Service with the Company for any reason, the Participant shall not, directly or indirectly, on behalf of a Competing Business solicit or attempt to divert the business or patronage of any business entity that has purchased materials or products from the Company within two (2) years prior to such Termination of Service and shall not assist any person or business entity in planning or making such a solicitation.

(c)    Non-Solicitation of Employees. For a period of one (1) year after the Participant’s Termination of Service with the Company for any reason, the Participant shall not, directly or indirectly, solicit or assist another person or entity to solicit any person who consults with the Company or is employed by the Company to cease consulting with the Company or to leave the employ of the Company or to accept a consulting or other business relationship or employment with another person or entity, whether or not a Competing Business.

(d)Non-Disparagement. The Participant shall not disparage the Company or its business, agents, servants, employees, officers or directors.

(e)Confidentiality. The Participant shall not disclose, divulge or use any non-public information of the Company, including, but not limited to, manufacturing processes, customer lists, marketing plans or procedure proprietary information and trade secrets.

(f)Notice of Rights under Applicable Law. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall impair the Participant’s rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit the Participant’s right to receive an award for information provided to any government authority under such law or regulation. The Company hereby informs the Participant that, notwithstanding any provision of this Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(g)Consideration and Remedies. The Participant recognizes and acknowledges that the opportunity to earn compensation or receive Shares under this Agreement is adequate consideration for the covenants set forth in this Section 11. The Participant further acknowledges that the Company has no adequate remedy at law should the Participant violate or threaten to or attempt to violate any one or more of the covenants in this Section 11, and the Participant agrees that, in addition to the forfeiture of any PSUs that have not yet vested or Shares that have not yet been delivered to the Participant, the Company is entitled to an injunction or other equitable relief restraining the Participant from violating or threatening to or attempting to violate any one or more of the covenants set forth in this Section 11.

12.     Section 409A. This Agreement and the PSUs granted hereunder are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom, and, with respect to PSUs that are subject to Section 409A of the Code, the Incentive Plan and this Agreement shall be interpreted and administered in all respects in accordance with Section 409A of the Code (including with respect to the application of any defined terms to PSUs that constitute nonqualified deferred compensation, which defined terms shall be interpreted to have the meaning required by Section 409A of the Code to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code). Each payment (including the delivery of Shares) under the PSUs that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of Termination of Service), amounts that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code that would otherwise be payable by reason of the Participant’s Separation from Service during the six (6)-month period immediately following such Separation from Service shall instead be paid or provided on the first business day following the date that is six (6) months following the Participant’s Separation from Service.

13.     Miscellaneous.

(a)     Governing Law. This Agreement shall be governed and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without regard to such Commonwealth’s principles of conflicts of laws.

(b)     Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. Neither this Agreement, nor any rights hereunder, shall be assignable or otherwise subject to hypothecation without the consent of all parties hereto.

(c)     Entire Agreement; Amendment. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter of this Agreement, including, without limitation, the terms of any employment or change of control agreement to which the Participant is a party, except with respect to the definitions of “Cause” and “Disability” as may be set forth in any such Individual Agreement that becomes applicable on a Change in Control, which definitions shall apply to the PSUs from and after such Change in Control. This Agreement may not be amended or modified without the written consent of the Company and the Participant.

(d)    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which, when so executed and delivered, shall be taken to be an original and all of which together shall constitute one document.

(e)    Compliance with Corporate Policies. No delivery of Share shall be made under this Agreement or in respect of the PSUs, unless the Participant has fully complied with all policies of the Company, applicable to employees, including, but not limited to, the Company’s Corporate Guidelines for Business Conduct and Ethics.

14.     Clawback. The Participant acknowledges and agrees that PSUs granted hereunder and the Shares received in respect thereof shall be subject to the clawback provisions set forth in Section 15(j) of the Incentive Plan, the terms of any clawback policy that the Company may adopt and that is applicable to the Participant, as it may be amended from time to time, and any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and the Participant shall pay any Forfeiture Amount required by Section 15(j) of the Incentive Plan, or any other amount as required by the terms of any such policy or applicable law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ALLEGHENY TECHNOLOGIES INCORPORATED
By:     /s/ Elliot S. Davis
Name:    Elliot S. Davis
Title:    Senior Vice President, General Counsel,
    Chief Compliance Officer
and Corporate Secretary

[Appendix A]2

TSR Peer Group:

Arconic Inc.
AK Steel Holding Corp
Carpenter Technology Corp
Cliffs Natural Resources Inc.
Commercial Metals
Haynes International Inc.
Nucor Corporation
Reliance Steel Dynamics Inc.
Schnitzer Steel Inds - CLA
Steel Dynamics Inc.
Timken Steel Corp
United States Steel Corp
Worthington Industries

Total Shareholder Return is calculated based on the Fair Market Value of a share of Common Stock as of the end of the Performance Period, plus dividends paid on a share of Common Stock during the Performance Period, divided by the Fair Market Value of a share of Common Stock at the beginning of the Performance Period. For purposes of determining the Company’s Total Shareholder Return:

•
“Fair Market Value” means, as of any given date, the average of the high and low trading prices of the Common Stock on the New York Stock Exchange (the “NYSE”) or, if the Common Stock is not then traded on the NYSE, on such other national securities exchange on which the Common Stock is admitted to trade, or, if none, on the National Association of Securities Dealers Automated Quotation System if the Common Stock is admitted for quotation thereon; provided, however, that if there were no sales reported as of such date, Fair Market Value shall be computed as of the last date preceding such date on which a sale was reported, provided, further, that if any such exchange or quotation system is closed on any day on which Fair Market Value is to be determined, Fair Market Value shall be determined as of the first date immediately preceding such date on which such exchange or quotation system was open for trading.

•
For purposes of determining the Fair Market Value of a share of Common Stock at the beginning and end of the Performance Period, the value shall be determined as the average Fair Market Value for the thirty (30) days immediately preceding, respectively, the first and last day of the Performance Period.

Calculation of Relative Total Shareholder Return: The extent to which the number of PSUs which become vested under this Agreement based on the Performance Goals shall be increased or decreased by the TSR Modifier shall be determined by measuring the Company’s Total Shareholder Return as a percentage ranking in comparison with the Peer Group Total Shareholder Return.

2 Applicable to senior leadership awards that include the TSR component.

Appendix [A][B]

“Disability” shall mean any condition as a result of which the Participant has been determined eligible to receive long-term disability benefits under the Company’s long term disability plan.
“Retirement” shall mean, (a) prior to a Change in Control, a termination of employment with the Company any each Subsidiary of the Company, with the consent of the Company at or after (i) attaining age 55 and (ii) completing five years of employment with the Company or any Subsidiary of the Company and (b) following a Change in Control, at or after (i) attaining age 55 and (ii) completing five years of employment with the Company or any Subsidiary of the Company.